October 9, 2018

Joseph Dively
Chairman, President and Chief Executive Officer
First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, IL 61938

       Re: First Mid-Illinois Bancshares, Inc.
           Registration Statement on Form S-3
           Filed September 28, 2018
           File No. 333-227595

Dear Mr. Dively:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Financial
Services